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                                                                    EXHIBIT 99.1

[CITIGROUP LOGO]

          CITIGROUP REPORTS SECOND QUARTER NET INCOME OF $4.30 BILLION
                    INCOME FROM CONTINUING OPERATIONS UP 12%

      EPS FROM CONTINUING OPERATIONS $0.83, A 14% INCREASE OVER THE SECOND
                                 QUARTER OF 2002

                      REVENUES INCREASE 8% TO $19.4 BILLION

New York, NY, July 14, 2003 -- Citigroup Inc. (NYSE:C) today reported net income for the three months ended June 30, 2003 of $4.30 billion. Income from continuing operations was also $4.30 billion, a 12% increase over the prior year period and a record for the company. Income per diluted share from continuing operations was $0.83 rising 14% over the second quarter of 2002. Net income rose 5% over the net income of the second quarter of 2002, which included the operating income from Travelers Property Casualty, which was subsequently spun off to shareholders. For the first six months of 2003, Citigroup's income from continuing operations increased 15% to $8.40 billion, or $1.64 per share.

"Citigroup's performance this year continues to be outstanding, with 12% income growth in the second quarter driven by an 8% increase in our total revenues. We also reached an important milestone this quarter, as our total stockholders' equity and trust preferred securities exceeded $100 billion," said Sanford I.Weill, Chairman and Chief Executive Officer of Citigroup.

"Once again, our consumer businesses delivered exceptional income growth of 18%, led by 63% growth in Retail Banking, which earned over $1 billion this quarter. Our Corporate and Investment Bank demonstrated its leading competitive position across a range of products, with market share gains and important new business wins. The Corporate and Investment Bank results reflect a record quarter in Fixed Income trading and underwriting, as well as 53% growth in EMEA. The Private Bank delivered its sixth consecutive record quarter of earnings. Further, corporate and consumer credit indicators remain encouraging," continued Weill.

"More customers choose Citigroup than any other financial company in the world and they are choosing us more and more frequently, leading to top market share in the capital markets, increases in customer deposits in our global retail bank, and increasing net flows in our asset management business. We are also encouraged that talented young people joining the workforce choose Citigroup as well, as we were among the top five most desirable MBA employers as ranked by FORTUNE MAGAZINE.

"We are meeting the needs of our communities as well as our customers by focusing on our commitment to diversity and social responsibility, as FORTUNE MAGAZINE also named Citigroup one of `America's 50 Best Companies for Minorities'. Citigroup along with nine other global banks recently adopted the Equator Principles, a voluntary set of guidelines for managing social and environmental issues related to the financing of development projects. We have also maintained our commitment to best-in-class corporate governance, most recently redesigning our equity programs to focus on long term ownership by instituting a two-year minimum holding period for shares received through option exercises, and we are shifting much of our equity-based compensation from options to restricted stock," said Weill.

Highlights of the quarter included:

- A record level of revenues, up 8% to $19.4 billion, led by revenue growth of 24% in Retail Banking, 7% in Capital Markets and Banking and 21% in the Private Bank.
- Expenses increased 9%, or $824 million over the second quarter of 2002. Expense related to severance, the repositioning of Citigroup's business in Latin America, the additional cost of expensing options, higher pension and legal expenses, and an increase in the amortization of deferred acquisition costs in Life and Annuity together accounted for $300 million of the increase in expenses.
- Citigroup's Global Corporate and Investment Bank maintained its number one ranking in Global Debt and Equity for the seventh consecutive quarter, and continued to rank first in Disclosed Fees and Investment Grade Debt as well as posting strong positions in High Yield, Global Equities and Announced M&A.

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-    Credit quality indicators have remained stable for both the consumer and corporate portfolios. Citigroup's provision for credit losses was $2.19 billion in the second quarter. Loss rates in the Global Consumer managed loan portfolio increased by 12 basis points, to 3.26%, reflecting the seasonal nature of US card losses as well as higher losses in Germany and Japan. Consumer managed delinquencies, as measured by loans 90 days past due, were down slightly from the first quarter. In the Global Corporate and Investment Bank, the provision for loan losses increased by $182 million from the prior quarter, as a result of specific reserves being established in the quarter for several borrowers. Corporate cash basis loans increased modestly from the prior quarter due to the addition of several merchant energy, airline and telecom-related credits. Citigroup's reserve for credit losses was $11.73 billion at the end of the second quarter.
- Citigroup's stockholders' equity and trust preferred securities reached $100 billion at June 30, 2003. The company's return on equity was 19.2%. Citigroup repurchased 8.9 million shares during the second quarter, bringing the total number of shares repurchased year to date to 43.2 million.

GLOBAL CONSUMER
Income of $2.30 billion for the second quarter, up 18%. Highlights included:

- CARDS income increased 6% to $768 million. North America income grew 9%, as revenue increased 5% driven by 4% growth in average managed receivables. The level of managed receivables reflected changes in acquisition marketing strategies to improve yields as well as the sale of $1.7 billion in non-strategic portfolios. Expenses rose 8%, primarily related to marketing and advertising as well as initial costs for the Home Depot portfolio, which will be acquired in the third quarter. Credit loss rates improved from the prior year. International Cards income declined 7%, primarily due to a reserve release in the prior year quarter. Excluding the reserve release, income increased 12% driven by strong growth in Asia and EMEA, comparable loss rates and flat expenses.
- Income for CONSUMER FINANCE decreased 11%, to $508 million, driven by a 28% decline in International Consumer Finance income. In North America, income rose 1% with revenue growth of 7% driven by 13% receivables growth, including the auto finance business of Golden State Bancorp partly offset by a decline in insurance revenues. Expenses increased 11%, driven by higher volumes and the addition of the Golden State portfolio. Loss rates and delinquencies continued to improve from both the prior year and the first quarter. International Consumer Finance results reflected continued difficult business conditions in Japan, offsetting strong results in Europe. The portfolios in Japan contracted in the quarter due to weak loan demand and higher pay-downs and charge-offs. Credit costs continue to be adversely impacted by rising bankruptcies. International results also included a $94 million release of a tax reserve related to a settlement with tax authorities.
- RETAIL BANKING income advanced 63% to $1.05 billion. Income for North America increased 67% resulting from record earnings in the mortgage business, the addition of Golden State Bancorp and strong results in Mexico. Mortgage originations in the company's Consumer Assets Division doubled to $23.5 billion and customer deposits in Citibanking North America rose 38%, reflecting the addition of Golden State as well as organic growth. International Retail Banking income increased 52% with strong performance across most regions, particularly in Asia, which had increased investment product sales, and the reduction of losses in Argentina.

GLOBAL CORPORATE AND INVESTMENT BANK
Income of $1.34 billion for the second quarter, up 2%. Highlights included:

- CAPITAL MARKETS AND BANKING income increased 2% to $1.2 billion, from a strong quarter in the prior year. Revenue growth of 7% was driven by record performance in fixed income, which offset lower equities revenues. Expenses rose 15%, reflecting costs associated with the repositioning of the company's business in Latin America, increased incentive compensation expense and higher legal fees. The provision for credit losses, at $286 million, increased by $24 million from the prior year.
- Income for TRANSACTION SERVICES, which includes Cash, Trade, Treasury Services, and Global Securities Services, was $187 million, a 13% decrease from the second quarter of 2002. Revenues fell 6%, reflecting lower investment gains as well as the continued decline in market values and interest rates, and a lower level of market activity as compared to the prior year. Expense growth was held to 1%, reflecting lower headcount and continued efficiency gains. Customer liability balances increased 14%, to $96 billion, while assets under custody reached $5.6 trillion, a 4% increase over the
                                        2
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     prior year.

PRIVATE CLIENT SERVICES
Income of $181 million for the second quarter, down 19%. Difficult equity market conditions continued to impact results. Total expenses declined 4%, and the business continued to produce an industry-leading pre-tax margin of 20%. Income rose 15% from the first quarter of 2003 as major market indexes increased during the second quarter, driving higher transaction volumes. Revenue per Financial Consultant was $467,000, declining 3% from the prior year, but up 9% from the first quarter. Client assets totaled $959 billion at the end of the second quarter, and balances in Smith Barney's bank deposit program were $42 billion. Net flows in the quarter were $9 billion, unchanged from the prior year period and an 80% increase from the first quarter.

GLOBAL INVESTMENT MANAGEMENT
Income of $432 million for the second quarter, up 16%. Highlights included:

- LIFE INSURANCE AND ANNUITIES income of $190 million represented a 39% increase over the prior year, which included significant realized investment losses. Income for Travelers Life and Annuity increased 97% reflecting lower net realized losses and higher business volumes partially offset by lower net investment yields as well as higher amortization of deferred acquisition costs. Both individual and group annuity balances increased 5% over the prior year, while life insurance account balances rose 16%. International Insurance Manufacturing income fell by $32 million.
- THE PRIVATE BANK's income was $138 million, increasing 22% over the prior year, the sixth consecutive record income quarter. Revenues rose 21% on the strength of higher sales volumes of alternative investment products as well as increased client trading activity and lending. Regionally, results were strong in the US, Asia, Japan and Latin America. Client business volumes were $180 billion, a 10% increase over the second quarter of 2002.
- Income for ASSET MANAGEMENT, which includes Retirement Services, was $104 million, declining 14% from the second quarter of 2002. Revenues fell 13%, as the impact of positive net flows was offset by weakness in global equity markets as compared to a year ago and the impact of product mix changes. Continued rigorous expense management led to an 11% decline in total expenses, resulting in a pre-tax margin of 36%. Assets under management increased 12% to $493 billion, boosted by cumulative net inflows of $12 billion, positive market action in the second quarter, and the inclusion of the investment portfolio of Travelers Property Casualty, which Citigroup manages on a third party basis. Citigroup Asset Management's share of proprietary distribution channels was 73% in Primerica Financial Services, 26% in Smith Barney, and 40% in Citibanking North America.

CITIGROUP INTERNATIONAL
Income for Citigroup's international operations increased 8% to $1.33 billion from the second quarter of 2002. Results for the quarter, which are fully reflected in the product disclosures above, included:

- EUROPE, MIDDLE EAST AND AFRICA (EMEA) income of $517 million advanced 36% over the prior year. Income from the corporate and investment bank rose 53% reflecting a continued positive environment for fixed income trading and underwriting and improved investment banking results combined with tight cost controls. Consumer income rose 16% to $169 million on the strength of 25% loan growth across the region.
- ASIA'S income totaled $429 million, a 10% increase over the prior year. Consumer income rose 25% on the strength of 13% revenue growth, with strong growth in cards and retail banking, led by investment product sales. Corporate and investment bank income declined 6%.
- JAPAN'S income fell 24% from the second quarter of 2002, to $204 million driven primarily by the declining results from the company's consumer finance business there, where both loan volumes and yields have continued to contract while the provision for loan losses increased. Results for the quarter included a $94 million release of a tax reserve related to settlement with tax authorities.
- LATIN AMERICA generated income of $178 million, representing a 3% decline from the prior year. Results included costs associated with the repositioning of the company's businesses in the region. Consumer results rebounded from a loss in the second quarter of 2002, as the prior year's results reflected the devaluation and ensuing credit losses in Argentina. Income for the corporate and investment bank decreased 10% due to a very strong quarter the prior year in sales and trading.

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PROPRIETARY INVESTMENT ACTIVITIES AND CORPORATE/OTHER
For the second quarter of 2003, Citigroup's Proprietary Investment Activities recorded income of $27 million reflecting both realized gains and higher public market valuations in the US partly offset by writedowns in the emerging markets portfolios. Corporate/other income was $25 million in the quarter, a $16 million decline from the prior year. Treasury results continue to benefit from low interest rates and a steep yield curve.

Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com

A financial summary follows. Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on Citigroup's web site (http://www.citigroup.com). This document can also be obtained by calling 1-800-853-1754 within the United States or 732-935-2771 outside the United States.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

CONTACTS:
PRESS:                   LEAH JOHNSON   (212) 559-9446
                         SHANNON BELL   (212) 793-6206

INVESTORS:               SHERI PTASHEK  (212) 559-2718

FIXED INCOME INVESTORS:  JOHN RANDEL    (212) 559-5091

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
                                                                       SECOND QUARTER               SIX MONTHS
CITIGROUP NET INCOME - PRODUCT VIEW                                  ------------------    %     ------------------     %
(In Millions of Dollars, except per share data)                        2003       2002   Change    2003      2002     Change
----------------------------------------------------------------------------------------------------------------------------
GLOBAL CONSUMER
   Cards..........................................................   $    768  $    722       6  $  1,503  $  1,301       16
   Consumer Finance...............................................        508       568     (11)      993     1,098      (10)
   Retail Banking.................................................      1,049       645      63     2,023     1,307       55
   Other..........................................................        (31)       11      NM       (47)       (9)      NM
                                                                     ------------------          ------------------
TOTAL GLOBAL CONSUMER.............................................      2,294     1,946      18     4,472     3,697       21
                                                                     ------------------          ------------------

GLOBAL CORPORATE AND INVESTMENT BANK
   Capital Markets and Banking....................................      1,163     1,136       2     2,357     2,195        7
   Transaction Services...........................................        187       216     (13)      384       305       26
   Other..........................................................        (10)      (34)     71        (2)      (57)      96
                                                                     ------------------          ------------------
TOTAL GLOBAL CORPORATE AND INVESTMENT BANK........................      1,340     1,318       2     2,739     2,443       12
                                                                     ------------------          ------------------

PRIVATE CLIENT SERVICES...........................................        181       223     (19)      338       440      (23)

GLOBAL INVESTMENT MANAGEMENT
   Life Insurance and Annuities (LIA).............................        191       255     (25)      429       459       (7)
   LIA Realized Insurance Investment Portfolio Gains / (Losses)...         (1)     (118)     99        (3)     (108)      97
   Private Bank...................................................        138       113      22       263       224       17
   Asset Management...............................................        104       121     (14)      209       220       (5)
                                                                     ------------------          ------------------
TOTAL GLOBAL INVESTMENT MANAGEMENT................................        432       371      16       898       795       13
                                                                     ------------------          ------------------

PROPRIETARY INVESTMENT ACTIVITIES.................................         27       (70)     NM        27       (35)      NM
CORPORATE / OTHER.................................................         25        41     (39)      (72)      (27)      NM
                                                                     ------------------          ------------------
INCOME FROM CONTINUING OPERATIONS.................................      4,299     3,829      12     8,402     7,313       15
                                                                     ------------------          ------------------
Discontinued Operations, After-tax  (A)...........................          -       255       -         -     1,661        -
Cumulative Effect of Accounting Change (B)........................          -         -       -         -       (47)       -
                                                                     ------------------          ------------------
NET INCOME........................................................   $  4,299  $  4,084       5  $  8,402  $  8,927       (6)
============================================================================================================================

DILUTED EARNINGS PER SHARE:

INCOME FROM CONTINUING OPERATIONS.................................   $   0.83  $   0.73      14  $   1.62  $   1.40       16

NET INCOME........................................................   $   0.83  $   0.78       6  $   1.62  $   1.71       (5)
============================================================================================================================

(A) Travelers Property Casualty Corp. (TPC) (a wholly-owned subsidiary of Citigroup on December 31, 2001) sold 231,000,000 shares of its class A common stock at $18.50 per share in an initial public offering (IPO) on March 27, 2002. Citigroup made a tax-free distribution to its stockholders of a portion of its ownership interest in TPC on August 20, 2002. Discontinued Operations includes the operations of TPC, the $1.270 billion gain on the IPO ($1.061 billion after-tax recognized in the 2002 first quarter and $97 million after-tax recognized in the 2002 third quarter) and income taxes on the operations and IPO gain. Citigroup remains a holder of approximately 9.9% of TPC's common equity.

(B) Accounting Change refers to the 2002 first quarter adoption of the remaining provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142).

NM Not meaningful

Reclassified to conform to the current period's presentation.

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
                                                                       SECOND QUARTER                SIX MONTHS
CITIGROUP NET INCOME - REGIONAL VIEW                                 ------------------    %     ------------------     %
(In Millions of Dollars)                                               2003       2002   Change    2003      2002     Change
----------------------------------------------------------------------------------------------------------------------------

NORTH AMERICA (EXCLUDING MEXICO) (1)
   Consumer.......................................................   $  1,520  $  1,297      17  $  2,999  $  2,569       17
   Corporate......................................................        552       602      (8)    1,191     1,276       (7)
   Private Client Services........................................        181       223     (19)      338       440      (23)
   Investment Management..........................................        299       218      37       650       570       14
                                                                     ------------------          ------------------
TOTAL NORTH AMERICA (EXCLUDING MEXICO)............................      2,552     2,340       9     5,178     4,855        7
                                                                     ------------------          ------------------

MEXICO
   Consumer.......................................................        214       114      88       378       160       NM
   Corporate......................................................         84       110     (24)      204       304      (33)
   Investment Management..........................................         69        70      (1)      134       118       14
                                                                     ------------------          ------------------
TOTAL MEXICO......................................................        367       294      25       716       582       23
                                                                     ------------------          ------------------

EUROPE, MIDDLE EAST AND AFRICA (EMEA)
   Consumer.......................................................        169       146      16       331       294       13
   Corporate......................................................        346       226      53       603       371       63
   Investment Management..........................................          2         8     (75)       (1)        4       NM
                                                                     ------------------          ------------------
TOTAL EMEA........................................................        517       380      36       933       669       39
                                                                     ------------------          ------------------

JAPAN
   Consumer.......................................................        179       256     (30)      337       483      (30)
   Corporate......................................................          5        (3)     NM        37        20       85
   Investment Management..........................................         20        16      25        37        31       19
                                                                     ------------------          ------------------
TOTAL JAPAN.......................................................        204       269     (24)      411       534      (23)
                                                                     ------------------          ------------------

ASIA (EXCLUDING JAPAN)
   Consumer.......................................................        204       163      25       397       321       24
   Corporate......................................................        188       200      (6)      367       393       (7)
   Investment Management..........................................         37        28      32        67        55       22
                                                                     ------------------          ------------------
TOTAL ASIA (EXCLUDING JAPAN)......................................        429       391      10       831       769        8
                                                                     ------------------          ------------------

LATIN AMERICA
   Consumer.......................................................          8       (30)     NM        30      (130)      NM
   Corporate......................................................        165       183     (10)      337        79       NM
   Investment Management..........................................          5        31     (84)       11        17      (35)
                                                                     ------------------          ------------------
TOTAL LATIN AMERICA...............................................        178       184      (3)      378       (34)      NM
                                                                     ------------------          ------------------

PROPRIETARY INVESTMENT ACTIVITIES.................................         27       (70)     NM        27       (35)      NM

CORPORATE / OTHER.................................................         25        41     (39)      (72)      (27)      NM
                                                                     ------------------          ------------------

INCOME FROM CONTINUING OPERATIONS.................................   $  4,299  $  3,829      12  $  8,402  $  7,313       15

Discontinued Operations, After-tax  (A)...........................          -       255       -         -     1,661        -
Cumulative Effect of Accounting Changes (B).......................          -         -       -         -       (47)       -
                                                                     ------------------          ------------------
NET INCOME........................................................   $  4,299  $  4,084       5  $  8,402  $  8,927       (6)
============================================================================================================================

(1) Excludes Proprietary Investment Activities and Corporate / Other.

NM Not meaningful

Reclassified to conform to the current period's presentation.
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
                                                                       SECOND QUARTER                SIX MONTHS
CITIGROUP SEGMENT REVENUE - PRODUCT VIEW                             ------------------    %     ------------------     %
(In Millions of Dollars)                                               2003       2002   Change    2003      2002     Change
----------------------------------------------------------------------------------------------------------------------------
GLOBAL CONSUMER
   Cards..........................................................   $  3,309  $  3,207       3  $  6,642  $  6,328        5
   Consumer Finance...............................................      2,431     2,449      (1)    4,963     4,781        4
   Retail Banking.................................................      4,243     3,409      24     8,204     6,932       18
   Other..........................................................         77       134     (43)      158       184      (14)
                                                                     ------------------          ------------------
TOTAL GLOBAL CONSUMER.............................................     10,060     9,199       9    19,967    18,225       10
                                                                     ------------------          ------------------

GLOBAL CORPORATE AND INVESTMENT BANK
   Capital Markets and Banking....................................      4,531     4,219       7     8,711     8,597        1
   Transaction Services...........................................        908       962      (6)    1,821     1,819        0
   Other..........................................................        (10)     (104)     90       (20)     (203)      90
                                                                     ------------------          ------------------
TOTAL GLOBAL CORPORATE AND INVESTMENT BANK........................      5,429     5,077       7    10,512    10,213        3
                                                                     ------------------          ------------------

PRIVATE CLIENT SERVICES...........................................      1,449     1,551      (7)    2,776     3,058       (9)

GLOBAL INVESTMENT MANAGEMENT
   Life Insurance and Annuities (LIA).............................      1,164     1,034      13     2,297     2,052       12
   Private Bank...................................................        519       428      21       980       851       15
   Asset Management...............................................        411       475     (13)      811       945      (14)
                                                                     ------------------          ------------------
TOTAL GLOBAL INVESTMENT MANAGEMENT................................      2,094     1,937       8     4,088     3,848        6
                                                                     ------------------          ------------------

PROPRIETARY INVESTMENT ACTIVITIES.................................        168       (49)     NM       262        62       NM
CORPORATE / OTHER.................................................        154       278     (45)      285       385      (26)
                                                                     ------------------          ------------------
TOTAL REVENUES, NET OF INTEREST EXPENSE...........................   $ 19,354  $ 17,993       8  $ 37,890  $ 35,791        6
============================================================================================================================

NM  Not meaningful

Reclassified to conform to the current period's presentation.